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EMEA Indicates that Genasense® Approval in Melanoma Will Require

Confirmatory Clinical Trial

AGENDA Trial Set to Confirm Findings in Marketing Application

BERKELEY HEIGHTS, NJ – July 19, 2007 – Genta Incorporated (Nasdaq: GNTAD) announced today that it has received notice from the European Medicines Agency (EMEA) that the requested re-examination by the Committee for Medicinal Products for Human Use (CHMP) has reaffirmed a negative opinion for approval of the Company’s marketing authorization application (MAA) for Genasense® (oblimersen). The MAA proposed the use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. In its review, the EMEA rapporteurs indicated that positive findings observed in the Phase 3 trial of Genasense should be confirmed in an additional study. Genta has previously announced its intent to conduct this study, known as AGENDA, which is expected to initiate in the near future.

“We are naturally disappointed with this opinion, which terminates further action on the current application”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development. Nonetheless, we are pleased that the re-examination affirmed the safety profile of Genasense. We have greatly appreciated our extensive interactions with the EMEA, as well as their feedback on our confirmatory trial design. In addition, we will continue to supply Genasense on a named patient and compassionate use basis outside the U.S., while we continue the late-stage clinical research that we hope will lead to formal EU approval. Thus, we intend to honor our commitment to clinicians who wish to prescribe the drug to patients whom they believe may benefit from its use.”

About Genasense in Advanced Melanoma

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of cancer treatment resistance. By inhibiting Bcl-2, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•

the Company’s ability to meet the conditions for continued listing on the NASDAQ Global Market, including NASDAQ’s $1.00 minimum bid price requirement for a minimum of ten consecutive business days; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess

TS Communications Group, LLC

(908) 286-3980

info@genta.com